2016 Stock-Settled Stock Appreciation Right Grant Terms and Conditions                  Exhibit 10.6
Pursuant to the Brunswick Corporation 2014 Stock Incentive Plan (the “Plan”)

Purpose	To promote Brunswick’s long term financial interests and growth.
Stock-Settled Stock Appreciation Right
The right to receive a payment in Brunswick Stock (as defined in the Plan) equal to the excess of the Stock’s Fair Market Value (as defined in the Plan) at exercise over the exercise price as established on the Grant Date attributable to the number of underlying Stock-Settled Stock Appreciation Rights (“Stock-Settled SARs”) granted.

By exercising Stock-Settled SARs, you agree to the terms and conditions of the grant.

Exercise Price	Closing price as reported on the New York Stock Exchange Composite Transactions Tape on the Grant Date.
Grant Date	___________, 2016
Award	____________ Stock-Settled SARs
Vesting
Stock-Settled SARs vest and become exercisable as follows:
* One-fourth of the Stock-Settled SARs granted on each of the first, second, third, and fourth anniversaries of the Grant Date, so long as employment by Brunswick or its designated affiliates continues on each such anniversary date;
In the case of a termination of employment (other than for Cause (as defined below) or due to death or Permanent Disability (as defined below)) (i) prior to a Change in Control (as defined in the Plan) and (ii) on or after (A) the first anniversary of the Grant Date and (B) the date on which age plus years of service equals 70 or more or age is 62 or more (the “Rule of 70/Age 62”), vesting will continue on the normal vesting schedule described immediately above;
* In the case of a termination of employment (other than for Cause or due to death or Permanent Disability) (i) prior to (A) a Change in Control and (B) the first anniversary of the Grant Date, and (ii) on or after the date on which the Rule of 70/Age 62 has been attained, a pro-rata portion of the award will vest on each anniversary of the Grant Date pursuant to the normal vesting schedule described above. For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (x) the number of shares underlying the Stock-Settled SAR award that would have vested on the applicable anniversary of the Grant Date pursuant to the normal vesting schedule and (y) a fraction, the numerator of which is the number of days that have elapsed since January 1 of the year of grant through the date of termination of the recipient’s employment, and the denominator of which is 365. All remaining shares will be forfeited;
* In the event of a Change in Control pursuant to which the award is effectively assumed or continued by the surviving or acquiring corporation and (i) the termination of the Grantee’s employment (other than for Cause or due to death or Permanent Disability) on or after the date on which the Grantee’s age plus years of service equals the Rule of 70/Age 62, or (ii) Brunswick terminates the Grantee’s employment without Cause or the Grantee resigns for Good Reason (as defined below), in each case, all of the award shall vest as of the date of such termination of employment;
* In the event of a Change in Control pursuant to which the award is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control, the award shall vest as of the date of the Change in Control; or
* The award shall vest on death or termination due to Permanent Disability.
* Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.

Grant Term
Vested Stock-Settled SARs will remain exercisable as follows:
* Until the termination of employment, if involuntarily terminated for Cause, including any termination for Cause of an employee who has attained the Rule of 70/Age 62, or
* Based on eligibility as of the last day employed, the latest of the following:
* 30 days after voluntary termination;
* One year after involuntary termination without Cause (for example, reductions-in-force or reorganization), or if your employer ceases to be a Subsidiary (as defined in the Plan) of Brunswick, unless the Committee provides otherwise;
* Two years after termination following a Change in Control;
* Five years after termination due to death or Permanent Disability; or
* Five years after termination of employment (other than for Cause or due to death or Permanent Disability), provided that such termination occurs on or after the date on which the Rule of 70/Age 62 provisions are achieved.
* But, in no event may your Stock-Settled SAR be exercised later than ten years from the Grant Date.

Exercise Settlement-Payment / Tax Withholding
On exercise, the number of shares of Brunswick Stock delivered will be determined as follows:

* The difference between the Fair Market Value on date of exercise and the per share exercise price will be determined.
* This difference will be multiplied by the number of Stock-Settled SARs being exercised to determine the total dollar gain.
* The total dollar gain will be divided by the Fair Market Value on date of exercise.

If, upon exercise, you would be entitled to a fractional security, such fractional security shall be disregarded and the cash equivalent of such fractional security shall be applied to your tax withholding liability. Should you elect to have the required tax withholding satisfied by delivery of shares, then the ultimate Stock delivered will be reduced by an amount necessary to accommodate the required tax withholding.

Tax withholding liability (to meet required FICA, federal, state, and local withholding) can be paid in any combination of the following:

* Reduction in shares delivered to accommodate the required minimum tax withholding, or
* Cash or check.

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan will govern. The Committee administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

Notwithstanding anything to the contrary in these terms and conditions, the favorable vesting terms described for those who have attained the Rule of 70/Age 62 shall not apply to grants made to residents of the European Union.

“Permanent Disability” means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this Agreement; (b) Brunswick’s failure to pay any portion of Grantee’s compensation when due or to include Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, Grantee with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); and (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below); provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than 60 days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within 30 days after receipt of such notice and (z) Grantee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof.

Whether a Reduction in Authority or Responsibility of the Grantee has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Grantee’s reporting relationship to another employee who is within the same reporting level (as that term is used in Brunswick’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Grantee’s business unit’s budget or a reduction in the Grantee’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

“Reduction in Authority or Responsibility” shall mean the assignment to the Grantee of any duties that are materially inconsistent in any respect with the Grantee’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment. It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.

“Reduction in Compensation” shall mean (i) a reduction in the Grantee’s total annual compensation (defined as the sum of the Grantee’s base salary and target annual bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Grantee’s total annual compensation in effect immediately prior to such reduction, (ii) the elimination of any Brunswick incentive compensation plan in which Grantee is a participant without the adoption of a substantially comparable replacement plan, or (iii) the failure to provide Grantee with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Grantee immediately prior to the Change in Control.

“Business Relocation Beyond a Reasonable Commuting Distance” shall mean that, as a result of either a relocation of Brunswick or a reassignment of the Grantee, a change occurs in the Grantee’s principal work location to a location that (i) is more than fifty (50) highway miles from the Grantee’s principal work location immediately prior to the relocation, and (ii) increases the Grantee’s commuting distance in highway mileage.

“Cause” shall mean willful misconduct in the performance of duties.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

For questions and instructions on how to exercise, or for a copy of the Prospectus, please contact:

Lesley Harling, Shareholder Services
Brunswick Corporation
1 N. Field Court
Lake Forest, Illinois 60045-4811
847-735-4294
lesley.harling@brunswick.com